EXHIBIT 5.1

K&L GATES LLP 300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

December 12, 2023

Koss Corporation
4129 North Port Washington Avenue
Milwaukee, WI 53212

Ladies and Gentlemen:

We have acted as special counsel to Koss Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of 2,941,308 shares (the “Shares”) of the Company’s common stock, par value $0.005 per share (“Common Stock”), issuable pursuant to the Koss Corporation 2023 Equity Incentive Plan (the “Plan”). Of such amount, 941,308 Shares represent the Company’s estimate of Shares underlying awards issued under the Koss Corporation 2012 Omnibus Incentive Plan (“Outstanding Prior Plan Awards”) that may subsequently expire, terminate, or are cancelled or forfeited for any reason without the issuance of shares of Common Stock in respect thereof, and thereby become available for issuance under the Plan (the “Recycled Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of rendering the opinion stated herein, we have examined:

(a) the Registration Statement;

(b) the Plan;

(c) the Company’s Amended and Restated Certificate of Incorporation;

(d) the Company’s By-Laws;

(e) resolutions adopted by the board of directors of the Company (the “Board”) on October 18, 2023 authorizing and approving the issuance of the Shares, the filing of the Registration Statement, and other related matters; and

(f) a certificate of an officer of the Company, dated the date hereof.

K&L GATES LLP
300 SOUTH TRYON STREET SUITE 1000   CHARLOTTE   NC 28202
T +1 704 331 7400  F +1 704 331 7598  klgates.com

Koss Corporation
December 12, 2023

We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records, as we have deemed necessary or appropriate as a basis for the opinion stated herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares; (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to their issuance; (iii) the issuance of each Share will be properly recorded in the books and records of the Company; (iv) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (v) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the award agreement issued thereunder) and the Authorizing Resolutions (as defined below); (vi) prior to the issuance of any Shares under the Plan, the Company’s Board will duly authorize each award granted under the Plan pursuant to resolutions (the “Authorizing Resolutions”) approving an award agreement and in accordance with the DGCL and the Plan; and (vii) the Outstanding Prior Plan Awards expire, terminate or are canceled or forfeited under the terms of the Koss Corporation 2012 Omnibus Incentive Plan prior to the issuance of any of the Recycled Shares issuable in respect of such Outstanding Prior Plan Awards.

Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, the Authorizing Resolutions and the applicable award agreements, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP K&L Gates LLP